Exhibit 10.21

SECURED SUBORDINATED PROMISSORY NOTE

$225,000.00	May 18, 2021

This Promissory Note (this "Note") is issued in connection with that certain Membership Interest Purchase Agreement of even date herewith, as the same may be amended from time to time (the "Purchase Agreement"), by and between the ConnectM Babione, LLC, a Florida limited liability company (the "Borrower"), and Douglas Pence, an individual resident of Florida (the "Lender"). Capitalized terms not otherwise defined herein shall have the meanings set forth in the Purchase Agreement.

FOR VALUE RECEIVED, the Borrower promises to pay to the Lender, upon the terms and conditions contained herein, the principal sum of Two Hundred Twenty-Five Thousand Dollars ($225,000.00) (the "Loan Amount"), with interest from the date hereof on the principal amount from time to time unpaid as set forth herein, such interest to be payable upon maturity, unless otherwise provided herein. This Note shall mature on the May 17, 2026 (the "Maturity Date"). Subject to Section 5 hereof, the unpaid principal amount of this Note, together with any accrued but unpaid interest thereon, shall be due and payable in full upon the Maturity Date. All amounts payable under this Note are payable in lawful money of the United States without notice, demand, offset or deduction.

Section 1: Interest. From the date hereof until paid in full, this Note shall accrue interest at a simple annual rate of six percent (6.0%). Interest shall be calculated on the basis of a 360-day year of twelve 30-day months, but shall accrue and be payable on the actual number of days elapsed. Upon the occurrence and during the continuance of an Event of Default which remains uncured after the expiration of any applicable cure periods, this Note shall accrue interest at an annual rate of eight percent (8.0%).

Section 2: Payments. Commencing on June 18, 2021, Borrower shall make, payments of accrued interest and principal under this Note in 60 equal monthly installments. All outstanding principal, interest and any other amounts, fees or charges due under this Note (collectively, the "Obligations") shall be immediately due and payable on the Maturity Date or on such earlier date as may be required under the terms of this Note. Any payments on this Note, whether such payment is a regular installment, represents a prepayment (if permitted hereunder) or is the result of acceleration of this Note by Lender, shall be made in coin and currency of the United States of America which is legal tender for the payment of public and private debts, in immediately available funds, to Lender at the address set forth above or at such other address as the Lender may from time to time designate in writing. Payments received by the Lender prior to the occurrence of an Event of Default (as defined below) will be applied first to fees, expenses and other amounts due hereunder or under the Investment Agreement (excluding principal and interest); second, to accrued interest under this Note; and third to the outstanding principal due under this Note; after the occurrence of an Event of Default, payments will be applied to the Obligations as the Lender determines in its sole discretion.

Section 3: Security; Subordination. The payment and performance of all obligations of the Borrower now or hereafter existing under this Note of any kind or nature, whether for principal, interest, fees, expenses or otherwise, shall be secured by a pledge of all of the issued and outstanding equity securities of Absolutely Cool Air Conditioning, LLC, a Florida limited liability company, owned by the Borrower as set forth in that certain Pledge Agreement of even date herewith by and between the Borrower and the Lender (the "Pledge Agreement"). The payment of principal and interest under this Note is subordinated in right of repayment of all Senior Indebtedness (as defined below) to the extent and in the manner set forth hereafter. In the event of (a) any bankruptcy, receivership, liquidation, reorganization or other similar proceeding, or (b) liquidation or dissolution of the Borrower or (c) any assignment for the benefit of creditors or composition or other marshaling of the assets and liabilities of the Borrower, the holders of Senior Indebtedness shall be entitled to payment in full of all of the Senior Indebtedness before any payment may be made with respect to this Note. In the event that the Holder accelerates payment of this Note before its Maturity Date, the holders of the Senior Indebtedness outstanding at the time of such acceleration shall be entitled to payment in full of all amounts due on such Senior Indebtedness before the Holder is entitled to any payment under the Note. In the

Promissory Note	Page 1

event that there has occurred an Event of Default under any Senior Indebtedness and the holder of such Senior Indebtedness has notified the Holder of such Event of Default, no payment of principal and/or interest may be made with respect to this Note for a period of one hundred eighty days from such notice, or, if the holder of the Senior Indebtedness has accelerated such Senior Indebtedness, until payment in full of the Senior Indebtedness. The foregoing subordination provisions shall not operate to prevent regularly scheduled payments of principal and interest to the Holder except as set forth in this paragraph. "Senior Indebtedness" for purposes of the foregoing shall mean the principal and accrued interest on obligations of the Borrower, whether outstanding on the date of this Note or hereafter created or incurred or assumed, as lessee under leases required to be capitalized in accordance with generally accepted accounting principles and under any loans, reimbursement obligations or other advances of from banks or financial institutions, and any renewals, amendments, extensions, modifications and refundings of any such obligations.

Section 4: Amendment. This Note may not be amended, modified, altered or supplemented and the observance of any term hereof or thereof may not be waived (either generally or in a particular instance) other than as agreed by the Lender and the Borrower in writing. No failure or delay on the part of the Lender in exercising any power, right or privilege under this Note or the Purchase Agreement shall operate as a waiver thereof, and no single or partial exercise of any such power, right or privilege shall preclude any further exercise thereof or the exercise of any other power, right or privilege.

Section 5: Prepayment. This Note may prepaid at any time without additional cost or penalty.

Section 6: Event of Default. For purposes of this Note, "Event of Default" shall mean the occurrence any one or more of the following: (i) the Borrower fails to pay any installment of principal, interest or other fees on this Note or on any other promissory note issued by Borrower to Lender, when due and Borrower fails to cure such failure within thirty (30) days of Borrower's receipt of written notice from Lender of such failure, (ii) the Borrower breaches any material covenant or other term or condition of this Note in any material respect and such breach continues for a period of thirty (30) days after Borrower's receipt of written notice from Lender of such breach, (iii) the Borrower shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business; or such a receiver or trustee shall otherwise be appointed or (iv) bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings or relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Borrower; provided, that, in the event that any involuntary petition is filed against Borrower, Borrower shall not have obtained or caused the dismissal thereof within ninety (90) days of such filing. Upon an Event of Default and after the expiration of any applicable cure period, unless such Event of Default shall have been waived by the Lender, all indebtedness under this Note shall mature and become immediately due and payable without any action on the part of the Lender, and the Borrower shall immediately pay to the Lender all such amounts. The Lender shall also have any other rights which the Lender may have been afforded under any contract or agreement at any time and any other rights which the Lender may have pursuant to applicable law.

Section 7: Notice. Any notice required or permitted under this Note shall be in writing and shall be deemed to have been given: (i) upon personal delivery to the party to be notified, (ii) when sent by e-mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, but in either case only if a confirmation copy of such notice or demand is concurrently sent or delivered in a manner provided for in subsection (i) or (iii) of this paragraph; (iii) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the party to be notified at the following address: /14

If to the Borrower:	ConnectM Babione, LLC
c/o ConnectM Technology Solutions, Inc.
2 Mount Royal Avenue, Suite 550
Marlborough, Massachusetts 01752

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If to the Lender:	Douglas Pence
2311 NE 15`[11] Court
Jensen Beach, Florida 34957

or at the most recent address, specified by written notice, given to the sender pursuant to this Section 7.

Section 8: Waiver. The Borrower and any endorsers or guarantors of this Note for themselves, their heirs, legal representatives, successors and assigns, respectively, severally waive diligence, presentment, protest and demand and also notice of protest, demand, dishonor and nonpayment of this Note.

Section 9: Failure or Indulgence Not Waiver. No failure or delay on the part of the Lender in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

Section 10: Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of Florida without regard to conflicts of law provisions of such state or any other state.

Section 11: Severability. In the event any one or more of the provisions of this Note shall for any reason be held to be invalid, illegal or unenforceable, in whole or in part or in any respect, or in the event that any one or more of the provisions of this Note operate or would prospectively operate to invalidate this Note, then and in any such event, such provision(s) only shall be deemed null and void and shall not affect any other provision of this Note and the remaining provisions of this Note shall remain operative and in full force and effect and in no way shall be affected, prejudiced, or disturbed thereby.

Section 12: Maximum Payments. Nothing contained herein shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law. In the event that the rate of interest required to be paid or other charges hereunder exceed the maximum permitted by such law, any payments in excess of such maximum shall be credited against amounts owed by the Borrower to the Lender and thus refunded to the Borrower/4

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Promissory Note	Page 3

IN WITNESS WHEREOF, the Borrower has caused this Note to be executed in its name as of the date first above written.

ConnectM Babione, LLC
By: ConnectM Technology Services, LLC,
its manager

By:
Bhaskar Panigrahi, Manager

Attest:

By:
Name:
Title:

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Absolutely Cool Air Conditioning LLC

(a Florida limited liability company)

OPERATING AGREEMENT

This OPERATING AGREEMENT is dated as of April 1, 2021 by and among Douglas W. Pence, an individual resident of Florida, as member ("Pence"), Michael Babione, as member ("Babione" and together with Pence, the "Members") and Pence, as sole manager (the "Manager").

Whereas, Pence formed a limited liability company (the "Company") on August 27, 2007 subject to the terms of this Agreement in accordance with the provisions of the Florida Revised Limited Liability Company Act (the "Act").

Whereas, prior to the date of this Agreement, the Company has not had an Operating Agreement.

Whereas, Pence has transferred a 5.0% membership interest in the Company to Babione as of the date hereof.

Whereas the Manager and Members desire to enter into this Operating Agreement for the governance of the Company, as hereinafter provided, and in consideration of the premises and agreements herein contained and intending to be legally bound thereby, agree as follows:

Section 1. Company Name; Registered Office and Agent. The name of the Company is "Absolutely Cool Air Conditioning LLC." The initial address of the Company's registered office in Florida is 1096 NE Oceanview Circle, Jensen Beach, Florida 34957. The name of the Company's registered agent at such address is Douglas W. Pence.

Section 2. Principal Place of Business. The principal office and place of business of the Company shall be 1096 NE Oceanview Circle, Jensen Beach, Florida 34957. The Manager may change the principal office or place of business of the Company at any time and may cause the Company to establish other offices or places of business in various jurisdictions and appoint agents for service of process in such jurisdictions.

Section 3. Purposes and Powers. The Company is organized for any lawful act or activity for which a limited liability company may be organized under the laws of the State of Florida. The Company shall have the power to make and perform all contracts and to engage in all activities and transactions necessary or advisable to carry out the purposes of the Company, and all other powers available to it as a limited liability company under the laws of the State of Florida.

Section 4. Members. The name and business address or place of residence of each Member are:

Name	Address
Douglas W. Pence	2311 NE 15th Court
Jensen Beach, Florida 34957

Operating Agreement	Page 1

Michael Babione

The Members may approve a matter or take any action at a meeting or without a meeting by the unanimous written consent of the Members. Meetings of the Members may be called at any time by the Members. All debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Members shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a member. New members shall be admitted only upon the approval of the Manager.

Section 5. Term. The Company shall have perpetual existence from the date of filing of its Certificate of Formation, unless sooner dissolved by the Manager or by operation of law.

Section 6. Capital; Contributions. The capital structure of the Company shall consist of one class of common interests (the "Units"). All Units shall be identical with each other in every respect. The Members shall own all of the Units issued and outstanding, as set forth as follows.

Name	Units
Douglas W. Pence	95
Michael Babione	5
Total	100

From time to time, the Manager may determine that the Company requires capital and may request the Members to make capital contribution(s) in an amount determined by the Managing Member; provided, however, that the Members are not required to make such capital contribution(s). A capital account shall be maintained for the Members in accordance with Section 704(h) of the 'Internal Revenue Code of 1986, as amended (the "Code"), to which contributions and profits shall be credited and against which distributions and losses shall be charged.

Section 7. Distributions. The Managing Member shall determine cash or other property available for distribution and the amount, if any, to be distributed to the Members.

Section 8. Profits and Losses; Allocations. For financial accounting and tax purposes, the Company's net profits or net losses shall be determined on an annual basis in accordance with the manner determined by the Managing Member. The net profit and net loss of the Company for any relevant fiscal period or, to the extent necessary to accomplish the purpose of this _Section 8, gross items of income, gain, deduction, and loss constituting such net profit and net loss, will be allocated to the capital accounts of the Members so as to ensure, to the extent possible, that the sum of (A) the capital account of the Members as of the end of such fiscal period and (B) the Members' shares of "partnership minimum gain" and "partner nonrecourse debt minimum gain" (as such terms are used in U.S. Department of Treasury Reg. § 1.704-2), is

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equal to the aggregate distributions that the Members would be entitled to receive if all of the assets of the Company were sold for their "book value" (determined according to the rules of U.S. Department of Treasury Reg. § 1.704-1(b)(2)(iv)), all liabilities of the Company were repaid from the proceeds of sale and the net remaining proceeds were distributed as of the end of such accounting period in accordance with Section 7.

Section 9. Management. The Manager is hereby appointed the manager of the Company for purposes of the Act. The management, operation and policies of the Company are vested exclusively in the Manager. The Manager shall have the power on behalf of and in the name of the Company to carry out and to implement any and all of the purposes of the Company. The Manager shall have the full power to execute and deliver, for and on behalf of the Company, any and all documents and instruments which may be necessary or desirable to carry on the business of the Company, including, without limitation, any and all deeds, contracts, leases, mortgages, deeds of trust, promissory notes, security agreements and financing statements pertaining to the Company's assets or obligations. No other person shall have any right or authority to act for or bind the Company except as permitted in this Agreement or as required by law. The Manager shall remain the manager of the Company until such time as the Members remove the Manager. No person dealing with the Manager need inquire into the validity or propriety of any document or instrument executed in the name of the Company by the Manager, or as to the authority of the Manager in executing the same. Any vacancy in the position of Manager shall be filled by appointment by the Members. All funds of the Company shall be deposited in a bank account or accounts opened in the Company's name. The Manager shall determine the institution or institutions at which the accounts will be opened and maintained, the types of accounts, and the persons who will have authority with respect to the accounts and the funds therein.

Section 10. Books and Records. The Managers shall keep or cause to be kept complete and accurate books and records of the Company. The books and records shall be maintained in accordance with sound accounting practices and shall be available at the Company's principal office for inspection and copying by the Members or the Members' duly authorized representatives at any and all reasonable times during normal business hours.

Section 11. Title to Company Property.

(a)	Except as provided in Section 10(b), all real and personal property acquired by the Company shall be acquired and held by the Company in its name.
(b)

The Managers may direct that legal title to all or any portion of the Company's property be acquired or held in a name other than the Company's name, including, by way of example and without limitation, the Managers may cause title to be acquired and held in its name or in the names of trustees, nominees or straw parties for the Company; provided, however, it is expressly understood and agreed that the manner of holding title to the Company's property (or any part thereof) is solely for the convenience of the Company and all property held in the name or names of trustees, nominees or straw parties shall nevertheless be treat as Company property.

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Section 12. Liability and Indemnification.

(a)

Notwithstanding any other provisions of this Agreement, whether express or implied, or any obligation or duty at law or in equity, none of the Members, Manager, or any officers, directors, stockholders, partners, employees, affiliates, representatives or agents of any of the foregoing, nor any officer, employee, representative or agent of the Company (individually, a "Covered Person" and, collectively, the "Covered Persons") shall be liable, responsible or accountable, in damages or otherwise, to the Company or any other person for any act performed by or omitted by a Covered Person within the scope of the authority conferred on the Covered Person by this Agreement, except with respect to any matter as to which Covered Person shall have been adjudicated in any proceeding to have engaged in grossly negligent or reckless conduct, intentional misconduct, or a knowing violation of law. No Covered Person shall be liable, responsible or accountable, in damages or otherwise, to the Company or any other person for any loss suffered by the Company that arises out of any action or inaction of any Covered Person, if such Covered Person in its reasonable good faith determines that such course of conduct was in the best interest of the Company, and such course of conduct did not constitute gross negligence or willful misconduct of such Managers.

(b)

To the fullest extent permitted by law, the Company shall indemnify and hold harmless each Covered Person from and against any and all losses, claims, demands, liabilities, expenses, judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative ("Claims"), in which the Covered Person may be involved, or threatened to be involved, as a party or otherwise, by reason of its management of the affairs of the Company or which relates to or arises out of the Company or its property, business or affairs. A Covered Person shall not be entitled to indemnification under this Section 12(b) with respect to (i) any Claim with respect to which such Covered Person has engaged in fraud, willful misconduct, bad faith or gross negligence or (ii) any Claim initiated by such Covered Person unless such Claim (or part thereof) (A) was brought to enforce such Covered Person's rights to indemnification hereunder or (B) was authorized or consented to by the Managing Member. Expenses incurred by a Covered Person in defending any Claim shall be paid by the Company in advance of the final disposition of such Claim upon receipt by the Company of an undertaking by or on behalf of such Covered Person to repay such amount if it shall be ultimately determined that such Covered Person is not entitled to be indemnified by the Company as authorized by this Section 12(b).

(c)

In discharging its duties, each Covered Person shall be fully protected in relying in good faith upon the records required to be maintained under the Act and upon such information, opinions, reports or statements by any of the Company's agents, or by any other person, as to matters the Covered Person reasonably believes are within such other person's professional or expert competence and who has been selected with reasonable care by or on behalf of the Covered Person, including

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information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits, or losses of the Company or any other facts pertinent to the existence and amount of assets from which distributions to the Members might properly be paid.

(d)

Any repeal or modification of this Section 12 by the Members shall not adversely affect any rights of such Covered Person pursuant to this Section 12, including the right to indemnification and to the advancement of expenses of a Covered Person existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

Section 13. Dissolution of the Company. The Company shall be dissolved upon the affirmative vote or written consent of the Managers of the Company or judicial dissolution of the Company under Section 18-802 of the Act. The death, retirement, resignation, expulsion, bankruptcy or dissolution of any Member or the occurrence of any event that terminates the continued membership of any Member shall not cause the Company to be dissolved or its affairs to be wound up, and upon the occurrence of any such event, the Company shall be continued without dissolution.

Section 14. Amendments. The terms and provisions of this Agreement may be modified or amended at any time and from time to time with the unanimous written consent of the Members. An amendment shall become effective as of the date specified in the approval of the Members or if none is specified as of the date of such approval or as otherwise provided in the Act.

Section 15. Counterparts. This Agreement or any amendment hereto may be executed in one or more counterparts, each of which shall be an original, but all of which taken together shall constitute one Agreement (or amendment, as the case may be).

Section 16. Applicable Law. This Agreement shall be construed in accordance with the laws of the State of Florida without regard to the principles of conflicts of laws thereof.

Section 17. Jurisdiction and Venue. Any suit involving any dispute or matter arising under this Agreement may only be brought in the any court having jurisdiction over the subject matter of the dispute or matter. The Members and the Managers hereby consent to the exercise of personal jurisdiction by any such court with respect to any such proceeding.

Section 18. Complete Agreement. This Agreement constitutes the complete and exclusive statement of the agreement among the Members and the Managers. It supersedes all prior written and oral statements, including any prior representation, statement, condition or warranty.

Section 19. Separability of Provisions. Each provision of this Agreement shall be considered separable and if, for any reason, any provision or provisions herein are determined to be invalid and contrary to any existing or future law, such invalidity shall not impair the operation of o affect those portions of this Agreement which are valid.

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Operating Agreement	Page 5

IN WITNESS HEREOF, the undersigned have executed this Agreement as of the date first above written.

MANAGER:

/s/ Douglas Pence

Douglas W. Pence

MEMBERS:

/s/ Michael Babione

Michael Babione

/s/ Douglas Pence

Douglas W. Pence

Operating Agreement	Page 6

Absolutely Cool Air Conditioning, LLC

MANAGER'S CERTIFICATE

May 18, 2021

I, Douglas Pence, hereby certify that I am the duly elected and acting Manager of Absolutely Cool Air Conditioning, LLC, a Florida limited liability company (the "Company"), and that, as such, I am authorized to execute and deliver this Certificate in connection with the closing of the transactions contemplated by that certain Membership Interest Purchase Agreement of even date herewith (the "Purchase Agreement") by and among the Company; ConnectM Babione, LLC, a Florida limited liability company (the "Purchaser"), and Douglas Pence, an individual resident of Florida ("Seller").

The undersigned hereby certifies as manager of the Company as follows:

1.	Attached to this Certificate as Exhibit A is a true, correct and complete copy of the Articles of Organization of the Company, as amended to April 1, 2021.
2.	Attached to this Certificate as Exhibit B is a true and complete copy of the Operating Agreement of the Company, as amended to April 1, 2021.
3.

Attached to this Certificate as Exhibit C are true and correct copies of certain actions duly taken by the manager and members of the Company, authorizing the execution, delivery and performance by the Company of the Purchase Agreement and all other documents contemplated thereby (collectively, the "Transaction Documents") and the consummation of the transactions contemplated thereby. Said actions are in full force and effect on the date hereof, have not been amended, modified or rescinded in any respect and are the only actions adopted by the manager and members of the Company relating to the Transaction Documents and the consummation of the transactions contemplated thereby. /1

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Absolutely Cool Air Conditioning LLC Manager's Certificate	Page 1

IN WITNESS WHEREOF, I have duly executed this Manager's Certificate as of the date above first written.

/s/ Douglas Pence

Douglas Pence

Absolutely Cool Air Conditioning LLC Manager's Certificate	Page 2

Exhibit A

Articles of Organization

Absolutely Cool Air Conditioning, LLC Manager's Certificate	Exhibit A

Exhibit B

Operating Agreement

Absolutely Cool Air Conditioning, LLC Manager's Certificate	Exhibit B

Exhibit C

Written Consent of Manager

Absolutely Cool Air Conditioning, LLC Manager's Certificate	Exhibit C